Exhibit 99.1

NEWS RELEASE

LivaNova Announces Thad Huston as Chief Financial Officer
London, May 16, 2017 – LivaNova PLC (NASDAQ:LIVN) (“LivaNova” or the “Company”), a market-leading medical technology company, today announced Thad Huston will join the Company as its new Chief Financial Officer (CFO), effective May 20, 2017. LivaNova’s former CFO, Vivid Sehgal, is coordinating with Huston to ensure an orderly transition. Huston will report directly to Damien McDonald, Chief Executive Officer (CEO).
Huston is a highly strategic global finance executive who joins LivaNova after more than 25 years at Johnson & Johnson (J&J), having most recently served as Group Chief Financial Officer, Medical Devices. While at J&J, Huston was pivotal in accelerating the growth for many of its divisions through focused strategies, calculated investments in innovation and streamlined productivity.
“I am pleased to welcome Thad Huston to LivaNova and to our Executive Leadership Team as our new CFO,” said Damien McDonald, LivaNova CEO. “Thad is equipped with a strong healthcare and medical device background, coupled with the financial acumen and acuity to enhance our strategic growth plans. I look forward to working together to drive performance, build our pipeline and expand our portfolio in a sustainable manner.”
During his tenure at J&J, Huston held various senior roles, including: President of J&J’s Xian-Janssen Pharmaceuticals division in China; Vice President – Finance, Chief Financial Officer and Chief Operations Officer in J&J Pharmaceutical Research and Development; as well as Vice President – Finance and Chief Financial Officer at Ortho-McNeil Pharmaceuticals. Prior to this, he held senior financial roles at various J&J locations in the U.S., China, Belgium, Russia and Hungary.
“I am eager to join the exceptional team at LivaNova,” said Huston. “We share a passion for making a difference in patients’ lives, while focusing on growth that will lead us to even greater success as a company.”

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About LivaNova
LivaNova PLC is a global medical technology company built on nearly five decades of experience and a relentless commitment to improve the lives of patients around the world. LivaNova’s advanced technologies and breakthrough treatments provide meaningful solutions for the benefit of patients, healthcare professionals and healthcare systems. Headquartered in London and with a presence in more than 100 countries worldwide, the company employs more than 4,500 employees. LivaNova operates as three business franchises: Cardiac Surgery, Neuromodulation and Cardiac Rhythm Management, with operating headquarters in Mirandola (Italy), Houston (U.S.A.) and Clamart (France), respectively.
For more information, please visit www.livanova.com.

LivaNova PLC Investor Relations and Media
Karen King, +1 (281) 228-7262
Vice President, Investor Relations & Corporate Communications

Deanna Wilke, +1 (281) 727-2764
Corporate External Communications Manager
corporate.communications@livanova.com

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